ELEMENTAL ROYALTY CORPORATION

2020 INCENTIVE COMPENSATION PLAN

ARTICLE 1
ESTABLISHMENT, PURPOSE AND DURATION

1.1. Establishment of the Plan.

(a) The following is the omnibus equity incentive compensation plan of Elemental Royalty Corporation pursuant to which security based compensation Awards (as defined below) may be granted to eligible Participants (as defined below). The name of the plan is the Elemental 2020 Incentive Compensation Plan (the "Plan").

(b) The Plan permits the grant of Options, Restricted Share Units, Performance Share Units and Deferred Share Units (each as defined below). The Plan was approved by the Board (as defined below) on July 28, 2020, and amendments to the Plan were approved by the Board on August 8, 2023, October 28, 2024 and April 15, 2026, and the Plan will be effective upon ratification of Company shareholders (the "Effective Date") until the date it is terminated by the Board in accordance with the Plan.

1.2. Purposes of the Plan. The purposes of the Plan are to: (i) provide the Company with a mechanism to attract, retain and motivate highly qualified directors, officers, employees and service providers of the Company and its Affiliates; (ii) align the interests of Participants with that of other shareholders of the Company generally; and (iii) enable and encourage Participants to participate in the long-term growth of the Company through the acquisition of Shares (as defined below) as long-term investments.

1.3. Successor Plan. This Plan shall, in respect of Options, Restricted Share Units and Performance Share Units, serve as the successor to the Company's share option plan most recently reapproved by the holders of the Company's Shares on October 18, 2019 (the "Predecessor Plan"). No further awards shall be made under the Predecessor Plan from and after the Effective Date of the Plan.

ARTICLE 2
DEFINITIONS

2.1. Whenever used in the Plan, the following terms shall have the respective meanings set forth below, unless the context clearly requires otherwise, and when such meaning is intended, such term shall be capitalized.

(a) "Affiliate" means any corporation, partnership, entity or other Person (i) in which the Company, directly or indirectly, has majority ownership interest or (ii) which the Company controls. For the purposes of this definition, the Company is deemed to "control" such corporation, partnership, entity or other Person if the Company possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, partnership, entity or other Person, whether through the ownership of voting securities, by contract or otherwise, and includes a corporation which is considered to be a subsidiary for purposes of consolidation under International Financial Reporting Standards.

(b) "Award" means, individually or collectively, a grant under the Plan of Options, Restricted Share Units, Performance Share Units or Deferred Share Units, in each case subject to the terms of the Plan.

(c) "Award Agreement" means either (i) a written agreement entered into by the Company or an Affiliate of the Company and a Participant setting forth the terms and provisions applicable to Awards granted under the Plan; or (ii) a written statement issued by the Company or an Affiliate of the Company to a Participant describing the terms and provisions of such Award. All Award Agreements shall be deemed to incorporate the provisions of the Plan, subject to such modifications or additions as the Committee may, in its sole discretion, determine appropriate. An Award Agreement need not be identical to other Award Agreements either in form or substance.

(d) "Blackout Period" means a period of time during which the Participant cannot sell Shares or the Committee cannot price an Award, due to applicable law, Exchange Policies, or policies of the Company in respect of insider trading.

(e) "Board" means the board of directors of the Company as may be constituted from time to time.

(f) "Cash Fees" shall have the meaning ascribed to such term in Section 9.1(a).

(g) "Change of Control" means the occurrence of any one or more of the following events:

(i) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Company as a result of which the holders of Shares prior to the completion of the transaction hold or beneficially own, directly or indirectly, less than 50% of the outstanding Voting Securities of the successor corporation after completion of the transaction;

(ii) the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets of the Company and/or any of its subsidiaries to any other Person, other than a disposition to a wholly-owned subsidiary in the course of a reorganization of the assets of the Company and its subsidiaries;

(iii) a resolution is adopted to wind-up, dissolve or liquidate the Company;

(iv) an acquisition by any person, entity or group of persons or entities acting jointly or in concert of beneficial ownership of more than 50% of the Voting Securities, or securities convertible into, exercisable for or carrying the right to purchase more than 50% of the Voting Securities on a post-conversion basis, assuming only the conversion or exercise of securities beneficially owned by the acquiror; or

(v) the Board adopts a resolution to the effect that a Change of Control as otherwise defined herein has occurred or is imminent.

(h) "Code" means the United States Internal Revenue Code of 1986, as amended from time to time and reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

(i) "Committee" means the Board or if so delegated in whole or in part by the Board, any duly authorized committee of the Board appointed by the Board to administer the Plan.

(j) "Company" means Elemental Royalty Corporation, a company existing under the Business Corporations Act (British Columbia), and any successor thereof.

(k) "Corporate Reorganization" shall have the meaning ascribed to such term in Section 4.3.

(l) "Director" means any individual who is a member of the Board.

(m) "Director Fees" means the total compensation (including annual retainer and meeting fees, if any) paid by the Company to a Director in a calendar year for service on the Board and/or on any committee of the Board.

(n) "Disability" means the disability of the Participant which would entitle the Participant to receive disability benefits pursuant to the long-term disability plan of the Company (if one exists) then covering the Participant, provided that the Board may, in its sole discretion, determine that, including notwithstanding the provisions of any such long-term disability plan, the Participant has a disability for the purposes of the Plan, and "Disabled" shall have a correlative meaning.

(o) "Dividend Equivalent" means a right with respect to an Award to receive cash, Shares or other property equal in value and form to dividends declared by the Board and paid with respect to outstanding Shares. Dividend Equivalents shall not apply to an Award unless specifically provided for in the Award Agreement, and if specifically provided for in the Award Agreement shall be subject to such terms and conditions set forth in the Award Agreement as the Committee shall determine.

(p) "Deferred Share Unit" or "DSU" means an Award denominated in units in equivalent value to a Share, with a right to receive Shares or cash upon settlement of the Award, granted under Article 9 and subject to the terms of the Plan.

(q) "Effective Date" shall have the meaning ascribed to such term in Section 1.1.

(r) "Elected Amount" shall have the meaning ascribed to such term under Section 9.1(a).

(s) "Electing Person" shall have the meaning ascribed to such term under Section 9.1(a).

(t) "Election Notice" shall have the meaning ascribed to such term under Section 9.1(b).

(u) "Employee" means any employee or officer of the Company or an Affiliate of the Company. Directors who are not otherwise employed by the Company or an Affiliate of the Company shall not be considered Employees under the Plan.

(v) "Exchange" means the Toronto Stock Exchange, or if the Shares are not listed on the Toronto Stock Exchange, such other principal market on which the Shares of the Company are then traded as designated by the Committee from time to time.

(w) "Exchange Policies" mean the rules and policies of the Exchange, including those set forth in the TSX Company Manual of the Exchange and the Toronto Stock Exchange Guide to Security Based Compensation Arrangements, and, to the extent applicable, the rules and policies of the Nasdaq.

(x) "FMV" means the "market price" of the Shares as interpreted and determined in accordance with Exchange Policies and for certainty, the Company believes that such market price reflects the fair market value of the Shares on the relevant date.

(y) "Insider" shall have the meaning ascribed thereto in Exchange Policies for the purposes of Section 613 of the TSX Company Manual or any successor provision.

(z) "Nasdaq" means The Nasdaq Stock Market.

(aa) "Non-Employee Director" means a Director who is not an Employee.

(bb) "Option" means the conditional right to purchase Shares at a stated Option Price for a specified period of time and subject to the terms of the Plan.

(cc) "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

(dd) "Participant" means an Employee, Non-Employee Director or Service Provider who has been selected to receive an Award, or who has an outstanding Award granted under the Plan or a Predecessor Plan.

(ee) "Performance Period" means the period of time during which the assigned performance criteria must be met in order to determine the degree of payout and/or vesting with respect to an Award.

(ff) "Performance Share Unit" or "PSU" means an Award granted under Article 8 and subject to the terms of the Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

(gg) "Period of Restriction" means the period when an Award of Restricted Share Units is subject to forfeiture based on the passage of time, the achievement of performance criteria, and/or upon the occurrence of other events as determined by the Committee, in its discretion.

(hh) "Person" shall have the meaning ascribed to such term in the Exchange Policies.

(ii) "Plan" shall have the meaning ascribed to such term in Section 1.1.

(jj) "Predecessor Plan" shall have the meaning ascribed to such term in Section 1.3.

(kk) "Reason" means (i) if the Participant has a written agreement pursuant to which he or she offers his or her services to the Company and the term "cause" is defined in such agreement, "cause" as defined in such agreement; or otherwise (ii) (a) the inability of the Participant to perform his or her duties due to a legal impediment such as an injunction, restraining order or other type of judicial judgment, decree or order entered against the Participant; (b) the failure of the Participant to follow the Company's reasonable instructions with respect to the performance of his or her duties; (c) any material breach by the Participant of his or her obligations under any code of ethics, any other code of business conduct or any lawful policies or procedures of the Company; (d) excessive absenteeism, flagrant neglect of duties, serious misconduct, or conviction of crime or fraud; and (e) any other act or omission of the Participant which would in law permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee.

(ll) "Reserve" shall have the meaning ascribed to such term under Section 4.1.

(mm) "Restricted Share Unit" or "RSU" means an Award denominated in units subject to a Period of Restriction, with a right to receive Shares or cash upon settlement of the Award, granted under Article 7 and subject to the terms of the Plan.

(nn) "Retirement" or "Retire" means a Participant's permanent withdrawal from employment or office with the Company or an Affiliate of the Company on terms and conditions accepted and determined by the Board.

(oo) "Section 409A of the Code" or "Section 409A" means Section 409A of the Code and all regulations, guidance, compliance programs, and other interpretive authority issued thereunder.

(pp) "Service Provider" has the meaning set out in Section 613 of the TSX Company Manual or such replacement definition for so long as the Shares are listed on the Exchange, and if the Shares are not so listed, shall have the meaning, if any, that applies to a listing of the Shares on such other exchange as the Shares are then listed on.

(qq) "Shares" means common shares in the capital of the Company.

(rr) "Share Units" means Performance Share Units, Restricted Share Units and Deferred Share Units, including any Dividend Equivalent granted with respect to a Performance Share Unit, Restricted Share Unit and/or Deferred Share Unit.

(ss) "Termination Date" means the date on which a Participant ceases to be eligible to participate under the Plan as a result of a termination of employment, officer position, board service or consulting or other service arrangement with the Company or any Affiliate of the Company for any reason, including death, Retirement, resignation or termination with or without Reason. For the purposes of determining the Termination Date, a Participant's employment, officer position, board service or consulting or other service arrangement with the Company or an Affiliate of the Company shall be considered to have terminated effective on the later of: (1) the date on which the termination occurred in fact; and (2) the date of expiry of the minimum period of notice of termination owed to the Participant under applicable legislation, but only if the applicable legislation requires the continuation of eligibility under this Plan during the period of notice of termination. For the avoidance of doubt, no common law or civil law entitlement to reasonable notice of termination shall be considered in determining the Termination Date or a Participant's entitlements under this Plan, regardless of the reason for termination and regardless of whether the termination is found to be lawful or unlawful.

(tt) "U.S. Securities Act" means the United States Securities Act of 1933, as amended.

(uu) "U.S. Taxpayer" means a Participant who, with respect to an Award, is subject to taxation under the applicable U.S. tax laws.

(vv) "Voting Securities" means any securities of the Company ordinarily carrying the right to vote at elections of directors and any securities immediately convertible into or exchangeable for such securities.

ARTICLE 3
ADMINISTRATION

3.1. General. The Committee shall be responsible for administering the Plan. The Committee may employ legal counsel, consultants, accountants, agents and other Persons, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such Persons. All actions taken and all interpretations and determinations made by the Committee shall be final, conclusive and binding upon the Participants, the Company, and all other interested Persons. No member of the Committee will be liable for any action or determination taken or made in good faith with respect to the Plan or Awards granted hereunder. Each member of the Committee shall be entitled to indemnification by the Company with respect to any such determination or action in the manner provided for by the Company and its subsidiaries.

3.2. Authority of the Committee. The Committee shall have full discretionary power and authority to determine the terms and provisions of Award Agreements, to interpret the terms and the intent of the Plan and any Award Agreement or other agreement ancillary to or in connection with the Plan, to determine eligibility for Awards, and to adopt such rules, regulations and guidelines for administering the Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including grant, exercise price, issue price and vesting terms, determining any performance goals applicable to Awards and whether such performance goals have been achieved, and, subject to Article 13, adopting modifications and amendments to the Plan or any Award Agreement, including, without limitation, any that are necessary or appropriate to comply with the laws or compensation practices of the jurisdictions in which the Company and its Affiliates operate. For the avoidance of doubt, this shall include the authority to adopt any special terms of awards, supplements, restatements, alternative versions, sub-plans or addendums hereto, in each case applicable within a specific jurisdiction, in accordance with Section 16.10. All costs incurred in connection with this Plan shall be for the account of the Company. This Plan shall be administered in accordance with the Exchange Policies by the Committee so long as the Shares are listed on the Exchange and the Nasdaq.

3.3. Delegation. The Committee may delegate to one or more of its members any of the Committee's administrative duties or powers as it may deem advisable; provided, however, that any such delegation must be permitted under applicable law.

3.4. Discretion. Discretion shall not be exercised in a manner that violates applicable legislation.

3.5. Record Keeping. The Company shall maintain a register in which shall be recorded:

(a) the name and address of each Participant;

(b) the number of Shares subject to Awards granted to each Participant; and

(c) the aggregate number of Shares subject to Awards.

ARTICLE 4
SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1. Maximum Number of Shares Available for Awards. The maximum number of Shares available for issuance pursuant to the exercise or redemption (as applicable) of Awards granted under the Plan, will be 10% of the total outstanding Shares from time to time less the number of Shares issuable pursuant to any other security based compensation arrangements of the Company provided that the maximum number of Shares available for issuance pursuant to the settlement of full value Awards granted under the Plan (being RSUs, PSUs and DSUs), will be 5% of the total outstanding Shares from time to time (collectively, the "Reserve"). For greater certainty, the aggregate number of Shares available for issuance pursuant to the settlement of all Awards, in the aggregate, shall not exceed 10% of the Company's outstanding share capital. Shares in respect of which Options have not been exercised and are no longer subject to being purchased pursuant to the terms of any Options, or Shares which underly Awards that are no longer outstanding, shall be available for further Awards granted under the Plan. The Plan is a "rolling plan" and as a result, any and all increases in the number of issued and outstanding Shares will result in an increase to the Reserve. Notwithstanding the foregoing, (i) inducement awards as contemplated in Subsection 613(c) of the TSX Company Manual; (ii) security based compensation assumed in the context of an acquisition as contemplated in Subsection 611(f) of the TSX Company Manual; and (iii) Awards that will not be settled in Shares (as determined by the Committee on the date of grant of the Award and evidenced in the Award Agreement or in the records pursuant to Section 3.5 ) shall not be counted toward the Reserve or otherwise toward the maximum number of Shares available for issuance pursuant to this Plan and any other security based compensation arrangement.

4.2. Insider Participation Limit. (i) The maximum number of Shares for which Awards (when aggregated with any awards issued under other security based compensation arrangements of the Company) issuable to Insiders (as a group) at any point in time shall not exceed 10% of the outstanding Shares. The aggregate number of Awards (when aggregated with any awards issued under other security based compensation arrangements of the Company) granted to Insiders (as a group), within any 12-month period, shall not exceed 10% of the outstanding Shares, calculated at the date an Award is granted to any Insider.

4.3. Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, arrangement, amalgamation, consolidation, reorganization, recapitalization, separation, stock dividend, extraordinary dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of securities, exchange of securities, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any other similar corporate event or transaction (each, a "Corporate Reorganization"), the Committee shall make or provide for such adjustments or substitutions, as applicable, in the number and kind of Shares that may be issued under the Plan, the number and kind of Shares subject to outstanding Awards, the Option Price, grant price or exercise price applicable to outstanding Awards, the limit on issuing Awards other than Options equal to at least the FMV of a Share on the date of grant, and any other value determinations applicable to outstanding Awards or to the Plan, as are equitably necessary to prevent dilution or enlargement of Participants' rights under the Plan that otherwise would result from such corporate event or transaction. In connection with a Corporate Reorganization, the Committee shall have the discretion to permit a holder of Options to purchase (at the times, for the consideration, and subject to the terms and conditions set out in the Plan and the applicable Award Agreement) and the holder will then accept on the exercise of such Option, in lieu of the Shares that such holder would otherwise have been entitled to purchase, the kind and amount of shares or other securities or property that such holder would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date thereof, that holder had owned all Shares that were subject to the Option. Such adjustments shall be made automatically, without the necessity of Committee action, on the customary arithmetical basis in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in Shares.

The Committee shall also make appropriate adjustments in the terms of any Awards under the Plan as are equitably necessary to reflect such Corporate Reorganization and may modify any other terms of outstanding Awards, including modifications of performance criteria and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan, provided that any such adjustments must comply with all regulatory requirements.

Subject to the provisions of Article 12, acceptance of the Exchange (or, if applicable, the Nasdaq), shareholder approval (except as allowed for under the Exchange Policies) and any applicable law or regulatory requirement, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance, assumption, substitution or conversion of Awards under the Plan in connection with any Corporate Reorganization, upon such terms and conditions as it may deem appropriate. Additionally, the Committee may amend the Plan, or adopt supplements to the Plan, in such manner as it deems appropriate to provide for such issuance, assumption, substitution or conversion as provided in the previous sentence.

4.4. Limit on Non-Employee Director Participation. Notwithstanding any other provision in this Plan (other than the last sentence of Section 9.1(a)), and subject to applicable Exchange Policies, the value of Awards issued to each Non-Employee Director shall not exceed $150,000 in value per calendar year in aggregate, based on the FMV of the Shares underlying the Award as of the applicable grant date in the case of full value Awards, and based on the applicable grant date fair value for accounting purposes in the case of Options. To the extent that any Awards issued to a Non-Employee Director include Options, the value of such Awards of Options shall not exceed $100,000 per calendar year in aggregate, based on the applicable grant date fair value for accounting purposes.

ARTICLE 5
ELIGIBILITY AND PARTICIPATION

5.1. Eligibility. Awards under the Plan shall be granted only to bona fide (i) Employees, (ii) Non-Employee Directors and (iii) Service Providers who have rendered services to the Company or an Affiliate for a period of at least 12 months, on a continuous basis, as per the Exchange Policies.

5.2. Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, in its sole discretion select from among eligible Employees, Non-Employee Directors and Service Providers, those to whom Awards shall be granted under the Plan, and shall determine in its discretion the nature, terms, conditions and amount of each Award.

ARTICLE 6
STOCK OPTIONS

6.1. Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee in its discretion.

6.2. Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, the conditions, if any, upon which an Option shall become vested and exercisable, and any such other provisions as the Committee shall determine. The Award Agreement for the grant of Options shall be in such form or forms as the Committee may from time to time approve.

6.3. Option Price. The Option Price for each grant of an Option under the Plan shall be determined by the Committee and shall be specified in the Award Agreement. The Option Price for an Option shall be not less than the FMV of the Shares on the date of grant. Notwithstanding any provision herein to the contrary, the repricing of Options is prohibited except with prior approval of the Company's shareholders and in accordance with the Exchange Policies. For this purpose, a "repricing" means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option to lower its Option Price; (ii) any other action that is treated as a "repricing" under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option at a time when its Option Price is greater than the FMV of the underlying shares in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Article 13. A cancellation and exchange under clause (iii) would be considered a "repricing" regardless of whether it is treated as a "repricing" under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

6.4. Vesting of Options. Subject to any provisions of the Plan or the applicable Award Agreement relating to acceleration of vesting of Options, the Committee may, in its sole discretion, determine the time during which an Option shall vest and the method of vesting.

6.5. Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that, subject to Section 6.6, no Option shall be exercisable later than the tenth (10) anniversary date of its grant.

6.6. Blackout Periods. If the date on which an Option is scheduled to expire occurs within the Blackout Period applicable to such Participant, then the expiry date for such Option shall be extended to the date that is 10 business days after the date the Blackout Period ends.

6.7. Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and on the occurrence of such events, and be subject to such restrictions and conditions, as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.8. Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment of the Option Price.

The Option Price upon exercise of any Option shall be payable to the Company in full in cash, certified cheque or wire transfer.

As soon as practicable after receipt of a notification of exercise and full payment of the Option Price, the Shares in respect of which the Option has been exercised shall be issued as fully-paid and non-assessable common shares of the Company. As of the business day the Company receives such notice and such payment, the Participant (or the person claiming through a Participant, as the case may be) shall be entitled to be entered on the share register of the Company as the holder of the number of Shares in respect of which the Option was exercised and to receive as promptly as possible thereafter, but in any event, on or before the 15th day of the third month of the year following the year in which the Option was exercised, a certificate or evidence of book entry representing the said number of Shares. The Company shall cause to be delivered to or to the direction of the Participant Share certificates or evidence of book entry Shares in an appropriate amount based upon the number of Shares purchased under the Option(s).

Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of applicable Canadian and U.S. securities law, including, without limitation, the U.S. Securities Act, the United States Securities and Exchange Act of 1934, as amended, applicable U.S. state laws, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or consolidated stock price reporting system on which prices for the Shares are quoted at any given time. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by law.

6.9. Death, Disability, Retirement and Termination or Resignation of Employment. If the Award Agreement does not specify the effect of a cessation of employment (by termination or other cause) then the following default rules will apply:

(a) Death. If a Participant dies while an Employee, Director of, or Service Provider to, the Company or an Affiliate of the Company:

(i) all unvested Options as at the Termination Date shall automatically and immediately vest; and

(ii) all vested Options (including those that vested pursuant to (i) above) shall continue to be subject to the Plan and exercisable for a period of 12 months after the Termination Date, provided that any Options that have not been exercised within 12 months after the Termination Date shall automatically and immediately expire and be forfeited on such date.

(b) Disability. If a Participant ceases to be eligible to be a Participant under the Plan as a result of their Disability then all Options remain and continue to vest (and are exercisable) in accordance with the terms of the Plan for a period of 12 months after the Termination Date, provided that any Options that have not been exercised (whether vested or not) within 12 months after the Termination Date shall automatically and immediately expire and be forfeited on such date.

(c) Retirement. If a Participant Retires then the Committee shall have the discretion, with respect to such Participant's Options, to determine: (i) whether to accelerate vesting of any or all of such Options, (ii) whether any of such Options shall be cancelled, with or without payment, and (iii) how long, if at all, such Options may remain outstanding following the Termination Date; provided, however, that in no event shall such Options be exercisable for more than 12 months after the Termination Date.

(d) Termination for Reason. If a Participant ceases to be eligible to be a Participant under the Plan as a result of their termination for Reason, then all Options, whether vested or not, shall automatically and immediately expire and be forfeited upon conclusion of the Termination Date.

(e) Termination without Reason or Voluntary Resignation. If a Participant ceases to be eligible to be a Participant under the Plan for any reason other than as set out in Sections 6.9(a)-(d), then, unless otherwise determined by the Board in its sole discretion:

(i) all unvested Options shall automatically and immediately expire and be forfeited upon conclusion of the Termination Date, and

(ii) all vested Options shall continue to be subject to the Plan and exercisable for a period of 90 days after the Termination Date, provided that any Options that have not been exercised within 90 days after the Termination Date shall automatically and immediately expire and be forfeited on such date.

6.10. Non-transferability of Options. An Option granted under this Article 6 may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, subject to Article 10, the Exchange Policies or as otherwise allowed by the Exchange (and the Nasdaq, if applicable) or with the prior approval of the Committee.

ARTICLE 7
RESTRICTED SHARE UNITS

7.1. Grant of RSUs. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant RSUs to Participants in such amounts and upon such terms as the Committee shall determine.

7.2. RSU Agreement. Each RSU grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of RSUs granted, and the settlement date for RSUs, and any such other provisions as the Committee shall determine. The Committee shall impose, in the Award Agreement at the time of grant, such conditions and/or restrictions on any RSUs granted pursuant to the Plan as it may deem advisable, including, without limitation, restrictions based upon the time-based restrictions on vesting and restrictions under applicable laws or under the Exchange Policies.

7.3. Vesting of RSUs. Subject to any provisions of the Plan or the applicable Award Agreement relating to acceleration of vesting of RSUs, RSUs shall vest at the discretion of the Committee, but in no case will any RSU vest or payment be made in respect of that RSU later than December 15 of the third calendar year following the year in which that RSU was granted and, unless otherwise determined by the Committee or as set out in any Award Agreement, no RSU shall vest (i) earlier or later than allowed by the Exchange Policies if applicable; or (ii) earlier than one year after the date of the grant of the RSU.

7.4. Blackout Periods. If the date on which a RSU is scheduled to expire occurs within the Blackout Period applicable to such Participant, then the expiry date for such Award shall be extended to the date that is 10 business days after the date the Blackout Period ends.

7.5. Non-transferability of RSUs. Subject to Article 10, unless approved by the Committee, RSUs granted herein may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the date of settlement through delivery or other payment, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement at the time of grant or thereafter by the Committee. All rights with respect to the RSUs granted to a Participant under the Plan shall be available during such Participant's lifetime only to such Participant.

7.6. Dividends and Other Distributions. During the Period of Restriction, Participants holding RSUs granted hereunder may, if the Committee so determines, be credited with amounts equal to the cash dividends or Dividend Equivalents paid with respect to the underlying Shares while they are so held in a manner determined by the Committee in its sole discretion. Dividend Equivalents shall apply to an Award unless specifically provided for in the Award Agreement. The Committee may apply any restrictions to such dividend amounts or Dividend Equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of such dividend amounts or Dividend Equivalents, including cash, Shares or RSUs. The Committee, in its sole discretion, may settle such entitlements with cash where it does not have sufficient Shares available to satisfy the obligation in Shares, or where the issuance of Shares would result in the Company breaching a limit on grants or issuances contained in the Plan.

7.7. Death, Disability, Retirement and Termination or Resignation of Employment. If the Award Agreement does not specify the effect of a cessation of employment (by termination or other cause) then the following default rules will apply:

(a) Death. If a Participant dies while an Employee, Director of, or Service Provider to, the Company or an Affiliate:

(i) all unvested RSUs as at the Termination Date shall automatically and immediately vest; and

(ii) all vested RSUs (including those that vested pursuant to (i) above) shall be paid to the Participant's estate in accordance with the terms of the Plan and the Award Agreement.

(b) Disability. If a Participant ceases to be eligible to be a Participant under the Plan as a result of their Disability, then all RSUs remain and continue to vest in accordance with the terms of the Plan for a period of 12 months after the Termination Date, provided that any RSUs that have not vested within 12 months after the Termination Date shall automatically and immediately expire and be forfeited on such date.

(c) Retirement. If a Participant Retires then the Board shall have the discretion, with respect to such Participant's RSUs, to determine: (i) whether to accelerate vesting of any or all of such RSUs, (ii) whether any of such RSUs shall be cancelled, with or without payment, and (iii) how long, if at all, such RSUs may remain outstanding following the Termination Date; provided, however, that in no event shall such RSUs remain outstanding for more than 12 months after the Termination Date. Notwithstanding the above, for U.S. Participants, the treatment of RSUs upon retirement shall be provided for in the Award Agreement.

(d) Termination for Reason. If a Participant ceases to be eligible to be a Participant under the Plan as a result of their termination for Reason, then all RSUs, whether vested or not, shall automatically and immediately be forfeited upon conclusion of the Termination Date.

(e) Termination without Reason or Voluntary Resignation. If a Participant ceases to be eligible to be a Participant under the Plan for any reason other than as set out in Sections 7.7(a)-(d), then, unless otherwise determined by the Board in its sole discretion:

(i) all unvested RSUs shall automatically and immediately be forfeited upon conclusion of the Termination Date, and

(ii) all vested RSUs shall be paid to the Participants in accordance with the terms of the Plan and the Award Agreement.

7.8. Settlement of RSUs. When and if RSUs become payable, the Participant issued such RSUs shall be entitled to receive payment from the Company in settlement of such RSUs: (i) in a number of Shares (issued from treasury) equal to the number of RSUs being settled, or (ii) in any other form, all as determined by the Committee at its sole discretion. The Committee's determination regarding the form of payout shall be set forth or reserved for later determination in the Award Agreement for the grant of the RSUs.

ARTICLE 8
PERFORMANCE SHARE UNITS

8.1. Grant of PSUs. Subject to the terms and conditions of the Plan and the Exchange Policies, the Committee, at any time and from time to time, may grant PSUs to Participants in such amounts and upon such terms as the Committee shall determine.

8.2. Value of PSUs. Each PSU shall have an initial value equal to the FMV of a Share on the date of grant. The Committee shall set performance criteria for a Performance Period in its discretion, which, depending on the extent to which they are met, will determine, in the manner determined by the Committee and set forth in the Award Agreement, the value and/or number of each PSU that will be paid to the Participant.

8.3. Earning of PSUs. Subject to the terms of the Plan and the applicable Award Agreement, after the applicable Performance Period has ended, the holder of PSUs shall be entitled to receive payout on the value and number of PSUs, determined as a function of the extent to which the corresponding performance criteria have been achieved. Notwithstanding the foregoing, the Company shall have the ability to require the Participant to hold any Shares received pursuant to such Award for a specified period of time.

8.4. Form and Timing of Payment of PSUs. Payment of earned PSUs shall be as determined by the Committee and as set forth in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned PSUs in the form of a number of Shares issued from treasury equal to the number of earned PSUs at the end of the applicable Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement for the grant of the Award or reserved for later determination. Other than as determined by the Committee in writing, in no event will delivery of such Shares or other form of payment or consideration under a PSU be made later than the earlier of: (i) 3 months after the close of the year in which such conditions or restrictions were satisfied or lapsed and (ii) December 31 of the third year following the year of the grant date. Notwithstanding the foregoing, no PSUs can vest earlier than one year after the date of grant.

8.5. Dividends and Other Distributions. Participants holding PSUs granted hereunder may, if the Committee so determines, be credited with Dividend Equivalents while they are so held in a manner determined by the Committee in its sole discretion. Dividend Equivalents shall not apply to an Award unless specifically provided for in the Award Agreement. The Committee may apply any restrictions to Dividend Equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of Dividend Equivalents, including cash, Shares or PSUs. The Committee, in its sole discretion, may settle such entitlements with cash where it does not have sufficient Shares available to satisfy the obligation in Shares, or where the issuance of Shares would result in the Company breaching a limit on grants or issuances contained in the Plan.  Notwithstanding the foregoing, Dividend Equivalents credited in connection with PSUs shall not be considered to have vested unless and until the underlying PSUs have vested, and the holder of the Dividend Equivalents credited in connection with PSUs shall not be entitled to receive payout on the Dividend Equivalents unless and until the holder becomes entitled to receive payout on the underlying PSUs.

8.6. Termination of Employment, Consultancy or Directorship. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain PSUs following termination of the Participant's employment or other relationship with the Company or its Affiliates. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all PSUs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination, provided that the provisions shall comply with the Exchange Policies and applicable legislation.

8.7. Non-transferability of PSUs. Subject to Article 10, unless approved by the Committee PSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated. Further, a Participant's rights under the Plan to PSUs shall inure during such Participant's lifetime only to such Participant.

ARTICLE 9
DEFERRED SHARE UNITS

9.1. Grant of DSUs.

(a) The Committee may fix from time to time a portion of the Director Fees that is to be payable in the form of DSUs. In addition, should the Committee determine that it wishes to permit Directors to receive Cash Fees (as defined below) in DSUs, each Participant who is a Director on the date an Election Notice is given in accordance with Section 9.1(b) (each, an "Electing Person"), subject to the conditions stated herein, may elect in accordance with Section 9.1(b) to participate in the grant of DSUs pursuant to this Article 9. An Electing Person who elects to participate in the grant of additional DSUs pursuant to this Article 9 shall receive their Elected Amount (as that term is defined below) in the form of DSUs. The "Elected Amount" shall be an amount, as elected by the Director, between 0% and 100% of any Director Fees that would otherwise be paid in cash (the "Cash Fees"). For greater certainty, DSUs awarded in place of cash fees (and not, for certainty, on a discretionary basis) are not counted for the purposes of the limits set forth in Section 4.4, provided that the DSUs awarded have the same value at the grant date as the cash fees given up in exchange.

(b) Each Electing Person who elects to receive their Elected Amount in the form of DSUs will be required to file a notice of election in the form of Schedule A hereto (the "Election Notice") with the Chief Financial Officer of the Company: (i) in the case of an existing Electing Person, by December 31 of the year prior to the year in which the services giving rise to the Director Fees are performed; and (ii) in the case of a newly appointed Electing Person, within 30 days of such appointment with respect to compensation paid for services to be performed after such date. If no election is made within the foregoing time frames, the Electing Person shall be deemed to have elected to be paid the entire amount of his or her Cash Fees in cash.

(c) Subject to Section 9.1(d), the election of an Electing Person under Section 9.1(b) shall be deemed to apply to all Cash Fees paid subsequent to the filing of the Election Notice. An Electing Person is not required to file another Election Notice for subsequent calendar years.

(d) Each Electing Person is entitled once per calendar year to terminate his or her election to receive DSUs by filing with the Chief Financial Officer of the Company a termination notice in the form of Schedule B. Such termination shall be effective immediately upon receipt of such notice, provided that the Company is not in a Blackout Period. Thereafter, any portion of such Electing Person's Cash Fees payable or paid in the same calendar year and, subject to complying with Section 9.1(b), all subsequent calendar years shall be paid in cash. For greater certainty, to the extent an Electing Person terminates his or her participation in the grant of DSUs pursuant to this Article 9, he or she shall not be entitled to elect to receive the Elected Amount, or any other amount of his or her Cash Fees in DSUs again until the calendar year following the year in which the termination notice is delivered.

(e) Any DSUs granted pursuant to this Article 9 prior to the delivery of a termination notice pursuant to Section 9.1(d) shall remain in the Plan following such termination and will be redeemable only in accordance with the terms of the Plan.

(f) The number of DSUs (including fractional DSUs) granted at any particular time pursuant to this Article 9 will be calculated by dividing (i) the amount of Director Fees that are to be paid as DSUs as determined by the Committee, or Cash Fees that are to be paid in DSUs (including any Elected Amount), by (ii) the FMV of a Share on the date of the grant.

(g) For certainty, the determination that Directors may receive an Elected Amount in the form of DSUs shall be at the sole discretion of the Committee, subject to Section 3.4.

9.2. DSU Account. All DSU received by a Participant (which, for greater certainty includes Electing Persons) shall be credited by the Company to an account maintained for the Participant on the books of the Company, as of the date of grant.

9.3. DSU Agreement. Each DSU grant shall be evidenced by an Award Agreement that shall specify the number of DSUs granted, and the settlement date or other settlement conditions for DSUs, and any such other provisions as the Committee shall determine.

9.4. Vesting of DSUs. Subject to any provisions of the Plan or the applicable Award Agreement, DSUs shall vest immediately upon grant.

9.5. Blackout Periods. If the date on which a DSU is scheduled to expire occurs within the Blackout Period applicable to such Participant, then the expiry date for such Award shall be extended to the date that is 10 business days after the date the Blackout Period ends.

9.6. Non-transferability of DSUs. Without the prior approval of the Committee, the DSUs granted herein may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the date of settlement through delivery or other payment, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement at the time of grant or thereafter by the Committee. All rights with respect to the DSUs granted to a Participant under the Plan shall be available during such Participant's lifetime only to such Participant.

9.7. Dividends and Other Distributions. Participants holding DSUs granted hereunder may, if the Committee so determines, be credited with amounts equal to the cash dividends or Dividend Equivalents paid with respect to the underlying Shares while they are so held in a manner determined by the Committee in its sole discretion. Dividend Equivalents shall apply to an Award unless specifically provided for in the Award Agreement. The Committee may apply any restrictions to such dividend amounts or Dividend Equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of such dividend amounts or Dividend Equivalents, including cash, Shares or DSUs. The Committee, in its sole discretion, may settle such entitlements with cash where it does not have sufficient Shares available to satisfy the obligation in Shares, or where the issuance of Shares would result in the Company breaching a limit on grants or issuances contained in the Plan.

9.8. Death or Disability. If the Award Agreement does not specify the effect of the death or Disability of a holder of DSUs, then the following default rule will apply in the event of death or Disability. If a Participant dies or becomes Disabled while an employee or director of the Company: (i) all unvested DSUs as at the Termination Date shall automatically and immediately vest (if applicable); and (ii) all vested DSUs (including those that vested pursuant to (i) above) shall be paid in accordance with Section 9.9(a).

9.9. Settlement of DSUs.

(a) DSUs shall be settled on the date established in the Award Agreement; provided, however that if there is no Award Agreement or the Award Agreement does not establish a date for the settlement of the DSUs then the settlement date shall be the date determined by the Participant (which date shall not be earlier than the Termination Date). On the settlement date for any DSU, the Company shall redeem each vested DSU for, at the sole discretion of the Company: (i) one fully paid and non-assessable Share issued from treasury to the Participant or as the Participant may direct; or (ii) a cash payment.

(b) Any cash payments made under this Section 9.9 by the Company to a Participant in respect of DSUs to be redeemed for cash shall be calculated by multiplying the number of DSUs to be redeemed for cash by the FMV per Share as at the settlement date.

ARTICLE 10
BENEFICIARY DESIGNATION

10.1. Beneficiary. A Participant's "beneficiary" is the person or persons entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant's death. A Participant may designate a beneficiary or change a previous beneficiary designation at such times as prescribed by the Committee and by using such forms and following such procedures approved or accepted by the Committee for that purpose. If no beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant's death, the beneficiary shall be the Participant's estate. Following the death of a Participant, a designated beneficiary will be entitled to make a claim for a maximum of 12 months.

10.2. Discretion of the Committee. Notwithstanding the provisions above, the Committee may, in its discretion, after notifying the affected Participants, modify the foregoing requirements, institute additional requirements for beneficiary designations, or suspend the existing beneficiary designations of living Participants or the process of determining beneficiaries under this Article 10, or both, in favor of another method of determining beneficiaries.

ARTICLE 11
RIGHTS OF PERSONS ELIGIBLE TO PARTICIPATE

11.1. Employment.

(a) Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or an Affiliate of the Company to terminate any Participant's employment, consulting or other service relationship with the Company or the Affiliate, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or the Affiliate.

(b) Neither an Award nor any benefits arising under the Plan shall constitute part of an employment or service contract with the Company or an Affiliate of the Company, and, accordingly, subject to the terms of the Plan, the Plan may be terminated or modified at any time in the sole discretion of the Committee or the Board without giving rise to liability on the part of the Company or its Affiliates, except as provided in the Plan or required by applicable legislation.

(c) For purposes of the Plan, unless otherwise provided by the Committee, a transfer of employment of a Participant between the Company and an Affiliate or among Affiliates of the Company, shall not be deemed a termination of employment. The Committee may provide, in a Participant's Award Agreement or otherwise, the conditions under which a transfer of employment to an entity that is spun off from the Company or an Affiliate of the Company shall not be deemed a termination of employment for purposes of an Award.

11.2. Participation. No Employee or other Person eligible to participate in the Plan shall have the right to be selected to receive an Award. No person selected to receive an Award shall have the right to be selected to receive a future Award, or, if selected to receive a future Award, the right to receive such future Award on terms and conditions identical or in proportion in any way to any prior Award.

11.3. Rights as a Shareholder. A Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until and unless the Participant becomes the holder of such Shares.

ARTICLE 12
CHANGE OF CONTROL

12.1. Change of Control and Termination of Employment. Subject to Section 12.2 and the terms and provisions of any Award Agreement, if there is a Change of Control, any Awards (including time-based and performance-based Awards) held by a Participant shall automatically vest following such Change of Control, on the Termination Date, if the Participant is an Employee, officer or a Director and their employment, or officer or Director position is terminated within 12 months following the Change of Control.

12.2. Discretion to Board. Notwithstanding any other provision of the Plan, in the event of an actual or potential Change of Control, the Board may, in its sole discretion, without the necessity or requirement for the agreement of any Participant: (i) accelerate, conditionally or otherwise, on such terms as it sees fit (including, but not limited to those set out in (iii) and (iv) below), the vesting date of any Awards; (ii) permit the conditional redemption or exercise of any Awards, on such terms as it sees fit; (iii) otherwise amend or modify the terms of any Awards, including for greater certainty by (1) permitting Participants to exercise or redeem any Awards to assist the Participants to participate in the actual or potential Change of Control, or (2) providing that any Awards exercised or exercised shall be exercisable or redeemed for, in lieu of Shares, such property (including shares of another entity or cash) that shareholders of the Company will receive in the Change of Control; and (iv) terminate, following or in connection with the successful completion of a Change of Control, on such terms as it sees fit, the Awards not exercised or redeemed prior to the successful completion of such Change of Control (including, for certainty, Awards that were not "in-the-money").

12.3. Non-Occurrence of Change of Control. In the event that any Awards are conditionally exercised pursuant to Section 12.2 above and the Change of Control does not occur, the Board may, in its sole discretion, determine that any (i) Awards so exercised shall be reinstated as the type of Award prior to such exercise, and (ii) Shares issued be cancelled and any exercise or similar price received by the Company shall be returned to the Participant.

12.4. Agreement with Purchaser in a Change of Control. In connection with a Change of Control, the Board may be permitted to condition any acceleration of vesting on the Participant entering into an employment, confidentiality or other agreement with the purchaser as the Board deems appropriate.

ARTICLE 13
AMENDMENT AND TERMINATION

13.1. Amendment and Termination. The Board may, at any time, suspend or terminate the Plan. Subject to compliance with any applicable law and the Exchange Policies, the Board may also, at any time, amend or revise the terms of the Plan and/or any Award Agreement without shareholder approval, including but not limited to: (a) the adoption of any special terms of Awards, supplements, restatements, alternative versions, sub-plans or addendums hereto applicable within a specific jurisdiction, in accordance with Section 16.10; (b) changing the vesting provisions; (c) changing the termination provisions; (d) adding a 'cashless exercise' feature, payable in cash or securities, whether or not the feature provides for a full deduction of the number of underlying Shares from the reserved Shares; (e) making amendments in any respect it deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to incentive stock options and/or to bring the Plan into compliance therewith; (f) making amendments of a housekeeping nature or to comply with the requirements of applicable law or stock exchange listing requirements. No such amendment of the Plan or Award Agreement may be made if such amendment would materially and adversely impair any rights arising from any Awards previously granted to a Participant under the Plan without the consent of the Participant or the representatives of his or her estate, as applicable. For greater certainty, the Board may, by resolution, make any amendment to this Plan or any Awards granted under it (together with any related Award Agreement) without shareholder approval, provided however, that the Board will not be entitled to amend this Plan or any Award granted under it without shareholder (disinterested shareholder approval if applicable) and, if applicable, Exchange (or Nasdaq) approval, in order to:

(a) increase the maximum number of Shares issuable pursuant to this Plan or reserved for issuance;

(b) reduce an exercise price or other purchase price of an Award;

(c) extend the term of an Award if such extension would benefit an insider of the Company;

(d) extend the term of Options beyond their original expiry date (other than, for certainty, any extension pursuant to Section 6.6);

(e) amend this Plan to remove or exceed the limits set out at Section 4.2;

(f) amend this Section 13.1;

(g) increase the limits imposed on Non-Employee Director participation in Awards as set out in Section 4.4; or

(h) in any other circumstances where the Exchange (or, if applicable, Nasdaq) requires securityholder approval of an amendment to this Plan.

13.2. Any renewal of this plan will be subject to Exchange (or if applicable, Nasdaq) approval.

ARTICLE 14
WITHHOLDING

14.1. Withholding. The Company or any of its Affiliates shall have the power and the right to deduct or withhold from any payment owed to the Participant (for certainty, whether such payment is to be made in cash and/or in Shares), or require a Participant to remit to the Company or the Affiliate, an amount sufficient to satisfy federal, provincial and local taxes or domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising from or as a result of the Plan or any Award hereunder. The Committee may provide for Participants to satisfy withholding requirements by having the Company withhold and sell Shares or the Participant making such other arrangements, including the sale of Shares, in either case on such conditions as the Committee specifies.

14.2. Acknowledgement. Participant acknowledges and agrees that the ultimate liability for all taxes legally payable by Participant is and remains Participant's responsibility and may exceed the amount actually withheld by the Company. Participant further acknowledges that the Company: (a) makes no representations or undertakings regarding the treatment of any taxes in connection with any aspect of the Plan; and (b) does not commit to and is under no obligation to structure the terms of the Plan to reduce or eliminate Participant's liability for taxes or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction, Participant acknowledges that the Company may be required to withhold or account for taxes in more than one jurisdiction.

ARTICLE 15
SUCCESSORS

15.1. Any obligations of the Company or its Affiliates under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company or its Affiliates, respectively, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the businesses and/or assets of the Company or the Affiliate, as applicable.

ARTICLE 16
GENERAL PROVISIONS

16.1. Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) Completion of any registration or other qualification of the Shares under any applicable law or ruling of any governmental body that the Company determines to be necessary or advisable.

If for any reason Shares cannot be issued to a Participant, the obligation of the Company to issue such Shares shall terminate.

16.2. Conflict. To the extent there is any inconsistency or ambiguity between this Plan and any employment contract, the terms of such employment contract shall govern to the extent of such inconsistency or ambiguity, subject only to compliance with applicable law and Exchange Policies. To the extent there is any inconsistency or ambiguity between this Plan and any Award Agreement, the terms of this Plan shall govern to the extent of such inconsistency or ambiguity. To the extent there is any inconsistency or ambiguity between this Plan and any sub-plan or addendum for use in a particular jurisdiction, the terms of the sub-plan or such addendum shall govern the extent of such inconsistency or ambiguity.

16.3. Share Issuances.

(a) Investment Representations. The Committee may require each Participant receiving Shares pursuant to an Award under the Plan to represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

(b) Legends and Resale Restrictions. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares, in addition to any resale restrictions under applicable securities laws.

(c) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award Agreement. In such an instance, unless the Committee determines otherwise, fractional Shares and any rights thereto shall be forfeited or otherwise eliminated.

(d) Full Payment Required. No Shares will be issued or transferred under this Plan or any Award Agreement until full payment therefor has been received by the Company.

(e) Compliance with Law. Shares underlying an Award shall not be issued pursuant to this Plan unless the exercise of such Award (if applicable) and the issuance and delivery of such Shares shall comply with all relevant provisions of applicable Canadian and U.S. securities law, and the requirements of any stock exchange on which prices for the Shares are listed at any given time. As a condition to the exercise of an Award or the delivery of Shares underlying an Award, the Company may require the Participant to represent and warrant at the time of any such exercise or other request for delivery that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by law.

(f) Uncertificated Shares. The issuance or transfer of Shares pursuant to this Plan or any Award Agreement may be effected and evidenced on a non-certificated basis (including by way of Direct Registration Statement, or book entry) to the extent not prohibited by applicable law or the Exchange Policies.

16.4. Other Compensation and Benefit Plans. Nothing in the Plan shall be construed to limit the right of the Company or an Affiliate of the Company to establish other compensation or benefit plans, programs, policies or arrangements, including any other security based compensation plans of the Company. Except as may be otherwise specifically stated in any other benefit plan, policy, program or arrangement, no Award shall be treated as compensation for purposes of calculating a Participant's rights under any such other plan, policy, program or arrangement.

16.5. No Constraint on Corporate Action. Nothing in the Plan shall be construed (i) to limit, impair or otherwise affect the Company's or its Affiliates' right or power to make adjustments, reclassifications, reorganizations or changes in its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets, or (ii) to limit the right or power of the Company or its Affiliates to take any action which such entity deems to be necessary or appropriate.

16.6. Clawback. Awards under the Plan shall be subject to the Company's policies relating to Awards under this Plan, including the Company's clawback policy. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation, stock exchange listing requirement, or Company policy will be subject to such deductions and clawback to the extent permissible under applicable law. The Committee, in its sole discretion, may require a Participant to reimburse the Company for all or part of the settlement of any Award to the extent permissible under applicable law.

16.7. Compliance with Canadian Securities Laws. All Awards and the issuance of Shares underlying such Awards issued pursuant to the Plan will be issued pursuant to an exemption from the prospectus requirements of Canadian securities laws where applicable.

16.8. Compliance with U.S. Securities Laws. No Awards shall be granted in the United States, and no Shares shall be issued in the United States upon exercise or settlement of, or pursuant to, any such Award, unless such securities are registered under the U.S. Securities Act and any applicable state securities laws or an exemption or exclusion from such registration is available. Any Awards issued or made in the United States, and any Shares issued upon exercise or settlement thereof or pursuant thereto, will be "restricted securities" (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act), unless registered under the U.S. Securities Act. Any certificate or instrument representing Awards granted or made in the United States or Shares issued upon exercise or settlement of or pursuant to any such Award pursuant to an exemption from registration under the U.S. Securities Act and applicable state securities laws shall bear a legend restricting transfer under applicable United States federal and state securities laws in substantially the following form:

"THE SECURITIES REPRESENTED HEREBY [and for Awards, the following will be added: AND THE SECURITIES ISSUABLE UPON EXERCISE OR SETTLEMENT HEREOF] HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND, IN CONNECTION WITH ANY TRANSFERS PURSUANT TO (C) OR (D) ABOVE, THE SELLER HAS FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THAT EFFECT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA."

The Committee may require that a Participant provide certain representations, warranties and certifications to the Company to satisfy the requirements of applicable securities laws, including, the registration requirements of the U.S. Securities Act and applicable state securities laws or exemptions or exclusions therefrom.

16.9. No Trust or Fund Created. Neither this Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company.

16.10. Foreign Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, who are employed by or perform services for the Company or any subsidiary of the Company outside of Canada, or who may otherwise have a nexus to a foreign jurisdiction, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom, including by way of adopting any sub-plan or addendum to this Plan applicable within a specific jurisdiction. Moreover, the Committee may approve such supplements to, amendments, restatements or alternative versions of, this Plan, or any sub-plan or addendum, as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements, alternative versions, sub-plans or addendums shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

16.11. No Representation or Warranty. The Company makes no representation or warranty as to the value of any Award granted pursuant to this Plan or as to the future value of any Shares issued pursuant to any Award.

ARTICLE 17
LEGAL CONSTRUCTION

17.1. Interpretation. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural. References to "Sections" and "Articles" herein shall, unless otherwise specified, refer to Sections or Articles of this Plan. The word "including" and variations thereof shall mean "including without limitation". Headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference and such headings shall not be deemed in any way relevant to the construction or interpretation of this Plan or the provisions hereof.

17.2. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

17.3. Requirements of Law.

(a) The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required, as well as the Exchange, the Nasdaq and the Exchange Policies. The Company or an Affiliate of the Company shall receive the consideration required by law for the issuance of Awards under the Plan.

(b) The inability of the Company or an Affiliate of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company or the Affiliate to be necessary for the lawful issuance and sale of any Shares hereunder, shall relieve the Company or the Affiliate of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

17.4. Governing Law. The Plan and each Award Agreement shall be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

SCHEDULE A

ELEMENTAL ROYALTY CORPORATION
2020 INCENTIVE COMPENSATION PLAN (THE "PLAN")

ELECTION NOTICE

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

Pursuant to the Plan, I hereby elect to participate in the grant of DSUs pursuant to Article 9 of the Plan and to receive ___________% of my Cash Fees in the form of DSUs. Except in the case of newly appointed Electing Persons, this election must be made by December 31st of the year prior to the year in which the services giving rise to my Cash Fees are performed.

If I am a U.S. Taxpayer, I hereby further elect for any DSUs subject to this Election Notice to be settled: [Check only one of the two choices below]

☐ in the calendar year in which my separation from service as defined under Section 409A of the Code ("Separation from Service") occurs, but not earlier than the date of my Separation from Service;

OR

☐ in the calendar year immediately following the year in which my Separation from Service occurs but in all cases on or before December 31st of such calendar year.

I acknowledge that, notwithstanding the foregoing, in the event of my death prior to settlement of DSUs, for purposes of Section 409A of the Code settlement will be deemed to occur as a result of my death and my DSUs will be settled within the period permitted under Section 409A of the Code.

I confirm that:

(a) I have received and reviewed a copy of the terms of the Plan and agreed to be bound by them.

(b) I recognize that when DSUs credited pursuant to this election are redeemed in accordance with the terms of the Plan, income tax and other withholdings as required will arise at that time. Upon redemption of the DSUs, the Company will make all appropriate withholdings as required by law at that time.

(c) The value of DSUs is based on the value of the Shares of the Company and therefore is not guaranteed.

(d) To the extent I am a U.S. Taxpayer, I understand that this election is irrevocable for the calendar year to which it applies and that any revocation or termination of this election after the expiration of the election period will not take effect until the first day of the calendar year following the year in which I file the revocation or termination notice with the Company.

The foregoing is only a brief outline of certain key provisions of the Plan. For more complete information, reference should be made to the Plan's text.

Date	(Name of Participant)

(Signature of Participant)

SCHEDULE B

ELEMENTAL ROYALTY CORPORATION
2020 INCENTIVE COMPENSATION PLAN (THE "PLAN")

ELECTION TO TERMINATE RECEIPT OF ADDITIONAL DSUS

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

Notwithstanding my previous election in the form of Schedule A to the Plan, I hereby elect that no portion of the Cash Fees accrued after the date hereof shall be paid in DSUs in accordance with Article 9 of the Plan.

I understand that the DSUs already granted under the Plan cannot be redeemed except in accordance with the Plan.

I confirm that I have received and reviewed a copy of the terms of the Plan and agree to be bound by them.

Date	(Name of Participant)

(Signature of Participant)

Note: An election to terminate receipt of additional DSUs can only be made by a Participant once in a calendar year.

ELEMENTAL ROYALTY CORPORATION
2020 INCENTIVE COMPENSATION PLAN (THE "PLAN")

ELECTION TO TERMINATE RECEIPT OF ADDITIONAL DSUS (U.S. TAXPAYERS)

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

Notwithstanding my previous election in the form of Schedule A to the Plan, I hereby elect that no portion of the Cash Fees accrued after the effective date of this termination notice shall be paid in DSUs in accordance with Article 9 of the Plan.

I understand that this election to terminate receipt of additional DSUs will not take effect until the first day of the calendar year following the year in which I file this termination notice with the Company.

I understand that the DSUs already granted under the Plan cannot be redeemed except in accordance with the Plan.

I confirm that I have received and reviewed a copy of the terms of the Plan and agree to be bound by them.

Date	(Name of Participant)

(Signature of Participant)

Note: An election to terminate receipt of additional DSUs can only be made by a Participant once in a calendar year.